AGR01049A
                                 MASTER LICENSE
                                       and
                             EXCLUSIVE DISTRIBUTION
                                    AGREEMENT
                                     Between
                            HOLLYWOOD RIVIERA STUDIOS
                                       and
                             INTERNET INFINITY, INC.

1.) The following agreement is intended to explain the relationship of Hollywood Riviera Studios and the Company known as Internet Infinity, Inc.

2.) Hollywood Riviera Studios, (HRS) grants Internet Infinity, Inc., (III) the exclusive right to manufacturer, duplicate, produce, advertise, promote, sell, rent, sub-license, exhibit and distribute the Personal & Sales Development Multimedia Success Programs, as hereinafter defined in Paragraph 11, worldwide without restriction, in all languages, in unlimited quantities, in all channels of distribution, in all media, under the following conditions:

3.) III is Internet Infinity, Inc. and its heirs, assigns, licensees, or any other trade name used by III as the party to this agreement.

4.) The  exclusive  right  granted to III to  distribute  certain  HRS  programs include the following formats: floppy disk, digital video, CD-ROM, videocassette, videodisks, film or any other present or future format now in existence or later developed which can be used to record the HRS media licensed to III.

5.) The exclusive right granted to III to distribute HRS programs includes all forms of media and delivery of content of media presently known and/or in use or to be devised and used in the future, including interactive television, satellite and Internet, not withstanding the nature of format used, form of delivery system or contrivance utilized, venue utilizing such programming or method of payment.

6.) "Exclusive" means sole control and supervision by III of all sales and marketing efforts of the licensed HRS programs. HRS will not manufacturer, duplicate, produce, advertise, sell or distribute the programs or license or sub-license these rights to any third parties, during the term of this agreement, anywhere, worldwide. HRS grants III the exclusive right and license to sub-license the rights to third parties under this agreement. HRS reserves the right to approve any sub-licensing or assignment of the rights granted by this Agreement to any third party licensee, such approval not to be unreasonably withheld.


                                                                    Exhibit 10.3
                                                               Page 1 of 6 Pages

7.) III shall have the sole discretion on all issues relating to creating and marketing the programs including but not limited to the right to create packaging material, brochures and other selling aids for the programs, and to create and use all other marketing and promotional materials III shall deem necessary.

8.) III will be responsible for providing any artwork for packaging and will provide such packaging including boxes or folders. HRS does not receive any rights in packing and promotional materials created by III.

9.) Neither party, HRS nor III shall incur any obligation in the other's name. The parties shall act solely as independent contractors under this agreement and nothing contained herein shall create or be construed as creating a partnership, joint venture, agency or any other relationship between the parties other than one of independent contractor.

10.) III shall be entitled to sell, market and distribute other products, including its own creations and programs, as an independent contractor and such distribution shall not be deemed to be a breach of this agreement. HRS shall be entitled to sell, market and distribute other products, including its own creations and programs, as an independent contractor and such distribution shall not be deemed to be a breach of this agreement.

11.) "program(s)" defined as:

     Personal & Sales Development Multimedia Success Programs. Material rights include existing printed text and electronic video, CD and Internet versions to be created

12.) The rights  granted by HRS to III under this  agreement are for a period of
(24) twenty-four months from April 1, 1999 to March 31, 2001.

13.) The rights granted by HRS to III in this agreement shall be extended for an additional thirty-six months from April 1, 2001 to March 31, 2004 if III has performed all its obligations under the agreement.

14.) HRS grants III the first right of refusal to extend the distribution rights covered by this Agreement, in perpetuity, (in agreement with the longest legal term allowable under existing copyright and contract laws applicable to this agreement), beyond a three year extension in paragraph 13 above, if III continues to perform all its obligations under the agreement.

15.) This Agreement shall terminate forthwith, at the election of HRS, in the event of any (i) default by III of any of its obligations hereunder, (ii) insolvency of III (however such

                                                                    Exhibit 10.3
                                                               Page 2 of 6 Pages
insolvency may be evidenced, including, without limitation, by the inability of III to meet its debts as they mature), (iii) complete or partial liquidation or suspension of the business of III, (iv) filing by or against III of a voluntary or involuntary petition pursuant to any present or future bankruptcy law, or any law for the protection of debtors, or (v) dissolution of III under applicable corporation laws.

16.) Good and valuable consideration for the rights granted by HRS to III under this agreement the payment of Prepaid Royalties as follows:

III will obtain the rights for the Program from HRS by paying a non refundable advance royalty fee of $150,000 in restricted III common stock and no cash to HRS for the development of the Program. III will pay a quarterly cash royalty of 20% on gross sales of the Program over $750,000.

b. III will pay the $150,000 by issuing 517,241 shares of Internet Infinity Restricted Common Shares to HRS.

c. The total prepaid royalties for the programs will equal $150,000 for a two-year period amortized at $75,000 per year commencing at the first shipment of the programs by III.

d. Neither III nor HRS can guarantee success in the creation, acquisition or distribution of any particular program. Therefore, HRS agrees to the following adjustments for III based on the sales performance of the programs:

e. If the accrued royalties due from III to HRS for the sales of these programs do not exceed $150,000 for the two years following commencement of delivery of the first programs by III, III may request a credit from HRS for that part of the unearned prepaid royalties paid with stock. The credit shall be equivalent to 20% of the difference between the actual royalties earned and owed to III and the $150,000 prepaid with III shares.

Any credit for prepaid royalties issued by HRS to III shall at III?s sole discretion be applied to: 1) purchases of goods and service from HRS and its affiliates L&M Media, Inc. or Apple Media Corporation, 2.) other royalties due to HRS and its affiliates L&M Media from III. HRS is not obligated to pay off the credit in cash at any time. HRS shall notify III in writing at any time of its decision to allow III to use the credit for other purchases, royalties or of it election to pay all or part of the credit in cash.

g. In addition, a Stock Options is granted to HRS for 258,621 @ $0.58 as an incentive for the creation of the Program. Other stock

                                                                    Exhibit 10.3
                                                               Page 3 of 6 Pages
options may be granted from time to time by the Board to HRS and the members of their creative team as incentive for continued high quality performance in the creation of programs for III.

17.) III shall pay HRS quarterly a royalty of (20%) twenty percent of the gross funds it receives during the quarter from the sales, rental or sub-licensing of HRS programs to a third party. Such report of sales and royalty payments shall be due thirty days after the end of the quarter.

18.) It is understood by both parties that expenses of operation, costs of manufacturing, printing, duplication are responsibility of III and not to be deducted from any payments otherwise due HRS, nor are the expenses to be shared by HRS unless approved in writing, in advance, by HRS.

19.) The parties to this agreement authorize III to send all payments, statements, notices and other documents required or permitted directly to the address listed for HRS on the last page of this agreement.

20.) Royalties due HRS shall be paid by check in United States currency and shall accompany the royalty statement.

21.) III Video will be responsible for advertising, accepting and filling orders, billing, collecting payments, and accounting for sales.

22.) HRS shall provide III with a 3/4" NTSC master program and 3- 1/2? HD master floppy at no cost to III and HRS will allow copies of the masters (sub-masters) of HRS programs to be made and kept in the possession of III during the contract period.

23.) HRS shall, for a period of six months following the final expiration of this agreement grant III the non-exclusive right to sell and/or rent its inventory of programs remaining as of the expiration date. The agreed percentage of royalties in Paragraph 16, will apply during the six month "sell-off" period.

24.) All copies of each Video program shall contain appropriate and legally sufficient copyright notices, which shall be inserted by III. Each Video program shall bear the trademark of III Video.

25.) It is L&M?s responsibility to pay talent or creative residuals on programs as they now exist. Payment to present talent persons is in no way a direct or indirect responsibility of III.

26.) III expects to develop a marketing/sales program for all titles during the term of this agreement.

27.) HRS represents, warrants and agrees:

                                                                    Exhibit 10.3
                                                               Page 4 of 6 Pages

a. that III shall not be responsible to HRS any other person or entity with any alleged interest in the programs for moneys except as specifically set forth in this contract.

b. that HRS has obtained or will obtain proper and effective licenses or grants of authority to use the results of the services or performers, and other persons, connected with the production of the programs.

c. that HRS is the copyright proprietor of the masters and has the exclusive right to dispose of each and every right granted or purported to be granted to III in this agreement.

28.) HRS specifically undertakes and agrees to indemnify and hold III harmless from and against all demands, claims, costs, losses, damages, liabilities, causes of action, and expenses (including III' reasonable attorney's fees) resulting directly or indirectly from any claimed breach of any agreement, representation or warranty made by HRS in this contract.

29.) III specifically undertakes and agrees to indemnify and hold HRS harmless from and against all demands, claims, costs, losses, damages, liabilities, causes of action, and expenses (including HRS's reasonable attorney's fees) resulting directly or indirectly from any claimed breach of any agreement, representation or warranty made by III in this contract.

30.) This agreement has been entered into in the State of California, and the validity, interpretation and legal effect of this contract shall be governed by the laws of the State of California with respect to the determination of any claims, dispute or disagreement which may arise out of the interpretation, performance, or breach of this contract.

31.) The agreement shall endure to the benefit of and be binding upon the heirs, successors and assigns of the parties.

32. This agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be amended, modified, changed or terminated except by a written instrument duly signed by authorized officers of the parties hereof. A waiver by either party of any term or condition of this agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future or of any subsequent breech thereof. The invalidity of any particular provision of this agreement, and this agreement shall be construed as if such invalid provisions were omitted.

33.) Any and all actions by III or HRS, with respect to the determination of any claims, dispute or disagreement which may arise out of the interpretation, performance, or breach of this agreement

                                                                    Exhibit 10.3
                                                               Page 5 of 6 Pages
shall be submitted to mediation at the written request of either III or HRS. If no resolution results between the parties within ninety days of the commencement of mediation, the matter shall be submitted to binding arbitration under the rules of the American Arbitration Association, conducted in Los Angeles County.

This agreement is accepted by both parties as indicated below.

Apple Realty, Inc.                                 Internet Infinity, Inc.
DBA: Hollywood Riviera Studios
663 The Village                                    3303 Harbor Blvd. K-5
Redondo Beach, California 90277                    Costa Mesa, California 92626

----------------------                             ------------------------
George Morris                                      Roger Casas


Date                                               Date
    -------------                                      -------------

                                                                    Exhibit 10.3
                                                               Page 6 of 6 Pages